EXHIBIT 3.1

RESTATED
CERTIFICATE OF INCORPORATION
OF
VALLEY NATIONAL BANCORP

The Board of Directors of Valley National Bancorp pursuant to the provisions of Section 14A:9-5(2) of the New Jersey Business Corporation Act has adopted this Restated Certificate of Incorporation to restate and integrate in a single certificate the provisions of its Certificate of Incorporation as heretofore amended. Valley National Bancorp does hereby certify as follows:

ARTICLE I
CORPORATE NAME

The name of the Corporation is Valley National Bancorp (hereinafter the “Corporation”).

ARTICLE II
CURRENT REGISTERED OFFICE
AND CURRENT REGISTERED AGENT

The address of the Corporation’s current registered office is 1455 Valley Road, Wayne, New Jersey 07470. The name of the current registered agent at that address is Ronald H. Janis.

ARTICLE III
NUMBER OF DIRECTORS

The number of directors shall be governed by the by-laws of the Corporation. The number of directors constituting the current Board of Directors of the Corporation is twelve (12), and the names and addresses of the persons who are currently serving as such directors are:

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Andrew B. Abramson	1455 Valley Road Wayne, NJ 07470

Peter J. Baum	1455 Valley Road Wayne, NJ 07470

Eric P. Edelstein	1455 Valley Road Wayne, NJ 07470

Graham O. Jones	1455 Valley Road Wayne, NJ 07470

Marc J. Lenner	1455 Valley Road Wayne, NJ 07470

Kevin J. Lynch	1455 Valley Road Wayne, NJ 07470

Peter V. Maio	1455 Valley Road Wayne, NJ 07470

Ira Robbins	1455 Valley Road Wayne, NJ 07470

Suresh L. Sani	1455 Valley Road Wayne, NJ 07470

Lisa J. Schultz	1455 Valley Road Wayne, NJ 07470

Jennifer W. Steans	1455 Valley Road Wayne, NJ 07470

Jeffrey S. Wilks	1455 Valley Road Wayne, NJ 07470

ARTICLE IV
CORPORATE PURPOSE

The purpose for which the Corporation is organized is to engage in any activities for which corporations may be organized under the New Jersey Business Corporation Act, subject to any restrictions

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which may be imposed from time to time by the laws of the United States or the State of New Jersey with regard to the activities of a bank holding company.

ARTICLE V
CAPITAL STOCK

(A) The total authorized capital stock of the Corporation shall be 700,000,000 shares, consisting of 650,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be without nominal or par value. The shares of Preferred Stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

(B) The Board of Directors of the Corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of Preferred Stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

(a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Corporation;

(d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such

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conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

(h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

(C) Express Terms of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A” (the “Series A Non-Cumulative Perpetual Preferred Stock”). The authorized number of shares of Series A Non-Cumulative Perpetual Preferred Stock initially shall be up to 4,600,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Non-Cumulative Perpetual Preferred Stock then outstanding) by further resolution duly adopted by the Board; provided that any such additional shares of Series A Non-Cumulative Perpetual Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, and such additional shares of Series A Non-Cumulative Perpetual Preferred Stock are otherwise treated as fungible with the Preferred Stock for U.S. federal income tax purposes. The additional shares would form a single series with the Series A Non-Cumulative Perpetual Preferred Stock.

2. Standard Provisions - Series A Non-Cumulative Perpetual Preferred Stock. The Standard Provisions - Series A Non-Cumulative Perpetual Preferred Stock contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

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3. Definitions. The following terms are used herein (including the Standard Provisions - Series A Non-Cumulative Perpetual Preferred Stock in Annex A hereto) as defined below:

3.1 “Common Stock” means the common stock, no par value per share, of the Corporation.

3.2 “Junior Stock” means the Common Stock, and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior in priority to the Series A Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

3.3 “Liquidation Preference” means $25 per share of Series A Non-Cumulative Perpetual Preferred Stock plus any declared and unpaid dividends thereon, without regard to any undeclared dividends.

3.3 “Liquidation Value” means $25 per share of Series A Non-Cumulative Perpetual Preferred Stock.

3.4 “Parity Stock” means the Series B Non-Cumulative Perpetual Preferred Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks equally with the Series A Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

4. Certain Voting Matters. Holders of the Preferred Stock shall have no voting rights, except as to certain matters set forth herein or as otherwise provided by applicable law.

(D) Express Terms of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B

1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated as the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B” (the “Series B Non-Cumulative Perpetual Preferred Stock”). The authorized number of shares of Series B Non-Cumulative Perpetual Preferred Stock initially shall be up to 4,600,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B Non-Cumulative Perpetual Preferred Stock then outstanding) by further resolution duly adopted by the Board; provided that any such additional shares of Series B Non-Cumulative Perpetual Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, and such additional shares of Series B Non-Cumulative Perpetual Preferred Stock are otherwise treated as fungible with the Preferred Stock for U.S. federal income tax purposes. The additional shares would form a single series with the Series B Non-Cumulative Perpetual Preferred Stock.

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2. Standard Provisions - Series B Non-Cumulative Perpetual Preferred Stock. The Standard Provisions - Series B Non-Cumulative Perpetual Preferred Stock contained in Annex B attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions had been set forth in full herein.

3. Definitions. The following terms are used herein (including the Standard Provisions - Series B Non-Cumulative Perpetual Preferred Stock in Annex B hereto) as defined below:

3.1 “Common Stock” means the common stock, no par value per share, of the Corporation.

3.2 “Junior Stock” means the Common Stock, and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks junior in priority to the Series B Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

3.3 “Liquidation Preference” means $25 per share of Series B Non-Cumulative Perpetual Preferred Stock plus any declared and unpaid dividends thereon, without regard to any undeclared dividends.

3.3 “Liquidation Value” means $25 per share of Series B Non-Cumulative Perpetual Preferred Stock.

3.4 “Parity Stock” means the Series A Non-Cumulative Perpetual Preferred Stock and any other class or series of capital stock of the Corporation the terms of which expressly provide that it ranks equally with the Series B Non-Cumulative Perpetual Preferred Stock as to dividend rights and as to rights on liquidation, dissolution or winding up of the Corporation.

4. Certain Voting Matters. Holders of the Preferred Stock shall have no voting rights, except as to certain matters set forth herein or as otherwise provided by applicable law.
ARTICLE VI
INDEMNIFICATION

The Corporation shall indemnify its officers, directors, employees and agents and former officers, directors, employees and agents, and any other persons serving at the request of the Corporation as an officer, director, employee or agent of another corporation, association, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees, judgments, fines, and amounts paid in settlement) incurred in connection with any pending or threatened action, suit, or proceeding, whether civil, criminal, administrative or investigative, with respect to which such officer, director, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the New Jersey Business Corporation Act. The indemnification provided herein shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any by-

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law, agreement, or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity, and shall inure to the benefit of the heirs, executors, and the administrators of any such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any persons enumerated above against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provision of this Article.
ARTICLE VII
LIMITATION OF LIABILITY

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

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Annex A

STANDARD PROVISIONS - SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK

Section 1. General Matters. Each share of Series A Non-Cumulative Perpetual Preferred Stock shall be identical in all respects to every other share of Series A Non-Cumulative Perpetual Preferred Stock, except for the Original Issue Date from which dividends shall accrue. The Series A Non-Cumulative Perpetual Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation (as defined below). The Series A Non-Cumulative Perpetual Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding-up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Series A Non-Cumulative Perpetual Preferred Stock:
(a) “Applicable Dividend Rate” means, when, as and if declared by the Board or a duly authorized committee of the Board, (i) 6.25% per annum on each Dividend Payment Date relating to a Fixed Rate Period (and for such Fixed Rate Period) and (ii) Three-month LIBOR on the related Dividend Determination Date plus 3.85% per annum on each Dividend Payment Date relating to a Floating Rate Period (and for such Floating Rate Period).

(b) “Appropriate Federal Banking Agency” means the Federal Reserve or any “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the City of New York.

(d) “By-laws” means the By-laws of the Corporation, as amended, as they may be amended from time to time.

(e) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.

(f) “Certificate of Designation” means the Certificate of Amendment of the Restated Certificate of Incorporation, as amended, of the Corporation designating the preferences, rights and limitations of the Series A Non-Cumulative Perpetual Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(g) “Dividend Determination Date” means, with respect to the Floating Rate Period, the second London Business Day immediately preceding the first day of the applicable Dividend Period.

(h) “Dividend Payment Date” has the meaning set forth in Section 3(a).

(i) “Dividend Period” has the meaning set forth in Section 3(a).

(j) “Dividend Record Date” has the meaning set forth in Section 3(a).

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(k) “DTC” means The Depository Trust Company, together with its successors and assigns.

(l) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

(m) “Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date to, but excluding, June 30, 2025.

(n) “Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date from, and including, June 30, 2025.

(o) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

(p) “Nonpayment Event” has the meaning specified in Section 7(b).

(q) “Original Issue Date” means the date on which shares of Series A Non-Cumulative Perpetual Preferred Stock are issued.

(r) “Preferred Director” has the meaning set forth in Section 7(b).

(s) “Preferred Stock” means any and all classes and series of preferred stock of the Corporation, including the Series A Non-Cumulative Perpetual Preferred Stock.

(t) “Redemption Price” means $25 per share of Series A Non-Cumulative Perpetual Preferred Stock, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.

(u) A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of any (i) amendment to, or change (including any announced prospective amendment or change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date; (ii) proposed change in those laws or regulations that is announced or becomes effective after the Original Issue Date; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Original Issue Date, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Value of all shares of Series A Non-Cumulative Perpetual Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series A Non-Cumulative Perpetual Preferred Stock is outstanding.

(v) “Reuters Screen LIBOR01” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

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(w) “Standard Provisions - Series A Non-Cumulative Perpetual Preferred Stock” means these Standard Provisions - Series A Non-Cumulative Perpetual Preferred Stock that form a part of the Certificate of Designation relating to the Series A Non-Cumulative Perpetual Preferred Stock.
(x) “Three-month LIBOR” means, with respect to any Floating Rate Period, the rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period that appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on the Dividend Determination Date for such Floating Rate Period.
If no such rate appears, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, selected by the Calculation Agent as directed by the Corporation, to provide the Calculation Agent with its offered quotation at approximately 11:00, a.m., London time, on such Dividend Determination Date for deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, to prime banks in the London interbank market and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001 of 1%).

If fewer than two such quotations are provided as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m., New York City time, on such Dividend Determination Date by three major banks in the City of New York, selected by the Calculation Agent as directed by the Corporation, for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.

If fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period determined on the Dividend Determination Date shall be the Three-month LIBOR in effect for the immediately preceding Floating Rate Period or, if there was no such preceding Floating Rate Period, the dividend payable will be based on the Applicable Dividend Rate relating to the Fixed Rate Period.
(y) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series A Non-Cumulative Perpetual Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designation, any and all classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of the Series A Non-Cumulative Perpetual Preferred Stock shall be entitled to receive, on each share of Series A Non-Cumulative Perpetual Preferred Stock, if, when and as declared by the Board, or any duly authorized committee of the Board, but only out of legally available assets, non-cumulative cash dividends. Dividends are not mandatory. Such dividends shall not be cumulative and shall be payable quarterly, in arrears, on the 30th day of March, June, September and December of each year, beginning on September 30, 2015 (each such date, a “Dividend Payment Date”). Dividends on the Series A Non-Cumulative Perpetual Preferred Stock shall accrue on the Liquidation Value per share of Series A Non-Cumulative Perpetual Preferred Stock at the Applicable Dividend Rate. A “Dividend Period” is the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date. Any dividend payable on Series A Non-Cumulative Perpetual Preferred Stock in respect of any Dividend

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Period will be computed by the Calculation Agent (i) in respect of the Fixed Rate Period, on the basis of a 360-day year consisting of twelve 30-day months and (ii) in respect of the Floating Rate Period, on the basis of a 360-day year and the actual number of days in such Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If any Dividend Payment Date applicable to a Fixed Rate Period is not a Business Day, then the related payment of dividends will be made on the next succeeding Business Day, and no additional dividends will accrue on any payment. If any Dividend Payment Date applicable to a Floating Rate Period is not a Business Day, then such Dividend Payment Date will be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Dividend Payment Date will be the immediately preceding Business Day, and, in any case, dividends will accrue to, but excluding, the applicable Business Day.
The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Non-Cumulative Perpetual Preferred Stock. The Calculation Agent’s determination of the Applicable Dividend Rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any holder of Series A Non-Cumulative Perpetual Preferred Stock upon request and will be final and binding in the absence of manifest error. The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series A Non-Cumulative Perpetual Preferred Stock is outstanding, an entity appointed and serving as such agent. The Calculation Agent may be an entity affiliated with the Corporation.

Dividends that are payable on the Series A Non-Cumulative Perpetual Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Non-Cumulative Perpetual Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board or any duly authorized committee of the Board (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series A Non-Cumulative Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Non-Cumulative Perpetual Preferred Stock as specified in this Section 3. If the Board (or a duly authorized committee of the Board) does not declare a full dividend on the Series A Non-Cumulative Perpetual Preferred Stock in respect of a Dividend Period before the related Dividend Payment Date, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series A Non-Cumulative Perpetual Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(b) Priority of Dividends. So long as any share of Series A Non-Cumulative Perpetual Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock, (A) no dividend or distribution shall be declared, paid or set aside for payment on any Junior Stock (other than (1) a dividend payable solely in Junior Stock or warrants, options or other rights which are exercisable for or convertible into Junior Stock, or (2) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan,

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or the redemption or repurchase of any rights under such plan); (B) no Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of any reclassification of Junior Stock for or into other Junior Stock, (2) the exchange or conversion of Junior Stock for or into other Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock, (4) purchases, redemptions or other acquisitions of Junior Stock in connection with any employee contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Corporation, (5) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of its business, (6) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (7) purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (C) no Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Non-Cumulative Perpetual Preferred Stock and any Parity Stock, (2) as a result of a reclassification of any Parity Stock for or into other Parity Stock, (3) the exchange or conversion of any Parity Stock for or into other Parity Stock or Junior Stock, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (5) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Stock in the ordinary course of business, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians. No monies shall be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.
If dividends are not paid in full on the shares of Series A Non-Cumulative Perpetual Preferred Stock and any shares of Parity Stock, dividends may be declared and paid on the Series A Non-Cumulative Perpetual Preferred Stock and all such Parity Stock on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then current Dividend Period per share of the Series A Non-Cumulative Perpetual Preferred Stock and accrued dividends, including any accumulations, on any Parity Stock bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board or any duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Junior Stock or Parity Stock, from time to time out of any assets legally available for such payment, and the holders of the Series A Non-Cumulative Perpetual Preferred Stock shall not be entitled to participate in any such dividends. Holders of Series A Non-Cumulative Perpetual Preferred Stock shall not be

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entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

Dividends on the Series A Non-Cumulative Perpetual Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including the applicable capital adequacy guidelines of the Federal Reserve or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.

Section 4. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Non-Cumulative Perpetual Preferred Stock shall be entitled to receive the Liquidation Preference for each share of Series A Non-Cumulative Perpetual Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, and subject to the rights of holders of any securities ranking senior to Series A Non-Cumulative Perpetual Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other capital stock of the Corporation ranking junior to Series A Non-Cumulative Perpetual Preferred Stock as to such distribution. After payment of the full amount of such liquidation distribution, the holders of Series A Non-Cumulative Perpetual Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b) Partial Payment. If in any distribution described in Section 4(a) above, the assets of the Corporation or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series A Non-Cumulative Perpetual Preferred Stock as to such distribution, holders of Series A Non-Cumulative Perpetual Preferred Stock and the holders of such other capital stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series A Non-Cumulative Perpetual Preferred Stock as to such distribution have been paid in full, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, neither the sale, conveyance, exchange or transfer (whether for cash, securities or other property) of all or substantially all of the assets or business of the Corporation nor the merger or consolidation of the Corporation with or into any other corporation or other entity, or by another entity with or into the Corporation, whether for cash, securities or other property, individually or as part of a series of transactions, including a merger or consolidation in which the holders of Series A Non-Cumulative Perpetual Preferred Stock receive cash, securities or property for their shares, shall constitute a liquidation, dissolution or winding up of the Corporation.

EXHIBIT 3.1

Section 5. Redemption.
(a) Optional Redemption. Except as provided below, the Series A Non-Cumulative Perpetual Preferred Stock may not be redeemed. On and after June 30, 2025, the Corporation may, at its option, on any Dividend Payment Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Non-Cumulative Perpetual Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at the Redemption Price.
Notwithstanding the foregoing, within 90 days of the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, upon notice given as provided in Section 5(c) below, redeem, all (but not less than all) of the shares of Series A Non-Cumulative Perpetual Preferred Stock at the time outstanding at the Redemption Price.

The Redemption Price for any shares of Series A Non-Cumulative Perpetual Preferred Stock shall be payable on the date fixed for redemption to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price on the dated fixed for redemption but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Series A Non-Cumulative Perpetual Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Non-Cumulative Perpetual Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Non-Cumulative Perpetual Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Series A Non-Cumulative Perpetual Preferred Stock shall be given to the holders of record of the shares to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation (provided that, if Series A Non-Cumulative Perpetual Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed (or otherwise given as permitted by DTC) not less than 30 days nor more than 60 days prior to the date fixed for redemption. Any notice mailed (or otherwise given as permitted by DTC) as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail (or otherwise as permitted by DTC), or any defect in such notice or in the mailing (or other method of giving such notice as permitted by DTC) thereof, to any holder of shares of Series A Non-Cumulative Perpetual Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Non-Cumulative Perpetual Preferred Stock. Each notice of redemption given to a holder shall state: (1) the date fixed for redemption; (2) the number of shares of the Series A Non-Cumulative Perpetual Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) if the shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in certificated form, the place or places where the certificates, if any, evidencing shares of Series A Non-Cumulative Perpetual Preferred Stock are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series A Non-Cumulative Perpetual Preferred Stock to be redeemed shall cease to accrue on the date fixed for redemption.

EXHIBIT 3.1

(d) Partial Redemption. In case of any redemption of only part of the shares of Series A Non-Cumulative Perpetual Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Corporation may determine to be equitable and permitted by the rules of any national securities exchange on which the Series A Non-Cumulative Perpetual Preferred Stock is listed. Subject to the provisions hereof, and to the prior approval of the Federal Reserve or other applicable Appropriate Federal Banking Agency, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Non-Cumulative Perpetual Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate (if the shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in certificated form) are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the date fixed for redemption specified in the notice, all funds necessary for the redemption have been deposited by the Corporation, separate and apart from its other assets, in trust for the benefit of the holders of the shares of Series A Non-Cumulative Perpetual Preferred Stock called for redemption, with a bank or trust company doing business in the Borough of Manhattan, City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate (if the shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in certificated form) for any share so called for redemption has not been surrendered for cancellation, whether or not the shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in certificated form, on and after the date fixed for redemption dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such date fixed for redemption cease and terminate, except only the right of the holders thereof to receive the Redemption Price from such bank or trust company out of the funds so deposited, without interest. The Corporation shall then be entitled to receive, from time to time, from the date fixed for redemption any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the date fixed for redemption shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series A Non-Cumulative Perpetual Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest thereon.

(f) Status of Redeemed Shares. Shares of Series A Non-Cumulative Perpetual Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, provided that any such cancelled shares of Series A Non-Cumulative Perpetual Preferred Stock may be reissued only as shares of any class or series of Preferred Stock other than Series A Non-Cumulative Perpetual Preferred Stock.

(g) Regulatory Approval. Any redemption of the Series A Non-Cumulative Perpetual Preferred Stock may be subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series A Non-Cumulative Perpetual Preferred Stock or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.
Section 6. No Conversion Rights. Holders of shares of Series A Non-Cumulative Perpetual Preferred Stock shall have no right to exchange or convert such shares into any other class or series of the Corporation’s securities.

EXHIBIT 3.1

Section 7. Voting Rights.
(a) General. The holders of Series A Non-Cumulative Perpetual Preferred Stock shall not have any voting rights except as set forth below or as required by law.

(b) Preferred Directors. If and whenever, at any time or times, dividends payable on the shares of Series A Non-Cumulative Perpetual Preferred Stock or Voting Parity Stock have not been paid for an aggregate amount equal to the amount of dividends payable on the Series A Non-Cumulative Perpetual Preferred Stock for at least three semi-annual or six quarterly Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series A Non-Cumulative Perpetual Preferred Stock, with holders of any Voting Parity Stock outstanding at the time, voting together as a class based on respective liquidation preferences, shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”), provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred Directors, to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called at the request of the holders of at least 20% of the Series A Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose prior to such next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)) and at each subsequent annual meeting of shareholders until all full dividends have been declared and paid on the Series A Non-Cumulative Perpetual Preferred Stock and all Voting Parity Stock then outstanding for at least one year after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event. Such request to call a special meeting for the initial election of Preferred Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Non-Cumulative Perpetual Preferred Stock or other Voting Parity Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided herein, or as may otherwise be required by law. When dividends have been declared and paid in full on the Series A Non-Cumulative Perpetual Preferred Stock for at least one year after a Nonpayment Event, then the right of the holders of Series A Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of Voting Parity Stock have similarly terminated. In addition, if and when the rights of holders of Series A Non-Cumulative Perpetual Preferred Stock terminate under circumstances described in Section 5 hereof, the right of the holders of Series A Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease along with the other rights (except, if applicable, the right to receive the Redemption Price), and the Preferred Directors shall cease to be qualified as directors, the term of office of any Preferred Director then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of Voting Parity Stock have similarly terminated. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences. So long as a Nonpayment Event may continue, if the office of any Preferred Director becomes vacant (other than prior to the initial election of the Preferred Directors) for any reason, the remaining

EXHIBIT 3.1

Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Director may be taken only at a special meeting called at the request the holders of at least 20% of the Series A Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Directors shall each be entitled to one vote per director on any matter.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series A Non-Cumulative Perpetual Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate, the vote or consent of the holders of at least 66 2/3% of the shares of the Series A Non-Cumulative Perpetual Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate, including the Certificate of Designation, to create, issue, authorize or increase the authorized amount of any class or series of capital stock of the Corporation ranking senior to the Series A Non-Cumulative Perpetual Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, distribution or winding-up of the Corporation, or to issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such class or series of capital stock;

(ii) Amendment, Alteration or Repeal of Series A Non-Cumulative Perpetual Preferred Stock. Any amendment, alteration or repeal of the Certificate or the Certificate of Designation, whether by merger, consolidation, or otherwise, so as to adversely affect the special powers, preferences, privileges or rights of the Series A Non-Cumulative Perpetual Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Non-Cumulative Perpetual Preferred Stock, the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation or a merger or consolidation of the Corporation with or into another entity, unless in each case the shares of Series A Non-Cumulative Perpetual Preferred Stock (x) remain outstanding or (y) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series A Non-Cumulative Perpetual Preferred Stock immediately prior to such consummation;
provided, however, that for all purposes of this Section 7(c), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any class or series of capital stock, that by its terms expressly provides that it ranks pari passu with the Series A Non-Cumulative Perpetual Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to adversely

EXHIBIT 3.1

affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Non-Cumulative Perpetual Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in Section 7(c) would adversely affect one or more but not all series of Voting Parity Stock (including the Series A Non-Cumulative Perpetual Preferred Stock for this purpose), then only such series of Voting Parity Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class based on respective liquidation preferences in lieu of all other series of Voting Parity Stock. If all series of Voting Parity Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required the approval of the holders of at least 66 2/3% of the shares of each series, voting as separate classes, that will have a diminished status.
(d) Changes after Provision for Redemption. No vote or consent of the holders of Series A Non-Cumulative Perpetual Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section shall be effected, all outstanding shares of the Series A Non-Cumulative Perpetual Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Non-Cumulative Perpetual Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate, the By-laws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A Non-Cumulative Perpetual Preferred Stock is listed or traded at the time.

Section 8. No Preemptive Rights. No share of Series A Non-Cumulative Perpetual Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series A Non-Cumulative Perpetual Preferred Stock may deem and treat the record holder of any share of Series A Non-Cumulative Perpetual Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of Series A Non-Cumulative Perpetual Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, and, with respect to any redemption thereof, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or if given in such other manner as may be permitted in these Certificate of Designation, in the Certificate or By-laws or by applicable law. Notwithstanding the foregoing, if shares of Series A Non-Cumulative Perpetual Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of Series A Non-Cumulative Perpetual Preferred Stock in any manner permitted by DTC or such facility.

EXHIBIT 3.1

Section 11. Certificates. The Corporation may at its option issue shares of Series A Non-Cumulative Perpetual Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Transfer Agent and Registrar. The Corporation shall appoint a transfer agent for the Series A Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. The Corporation shall appoint a registrar for the Series A Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

Section 13. Other Rights. The shares of Series A Non-Cumulative Perpetual Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate or as provided by applicable law.

EXHIBIT 3.1

Annex B

STANDARD PROVISIONS - SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK

Section 1. General Matters. Each share of Series B Non-Cumulative Perpetual Preferred Stock shall be identical in all respects to every other share of Series B Non-Cumulative Perpetual Preferred Stock, except for the Original Issue Date from which dividends shall accrue. The Series B Non-Cumulative Perpetual Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation (as defined below). The Series B Non-Cumulative Perpetual Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding-up of the Corporation.
Section 2. Standard Definitions. As used herein with respect to Series B Non-Cumulative Perpetual Preferred Stock:
(a) “Applicable Dividend Rate” means, when, as and if declared by the Board or a duly authorized committee of the Board, (i) 5.50% per annum on each Dividend Payment Date relating to a Fixed Rate Period (and for such Fixed Rate Period) and (ii) Three-month LIBOR on the related Dividend Determination Date plus 3.578% per annum on each Dividend Payment Date relating to a Floating Rate Period (and for such Floating Rate Period).
(b) “Appropriate Federal Banking Agency” means the Federal Reserve or any “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
(c) “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the City of New York.
(d) “By-laws” means the By-laws of the Corporation, as amended, as they may be amended from time to time.
(e) “Calculation Agent” means, at any time, the person or entity appointed by the Corporation and serving as such agent at such time.
(f) “Certificate of Designation” means the Certificate of Amendment of the Restated Certificate of Incorporation, as amended, of the Corporation designating the preferences, rights and limitations of the Series B Non-Cumulative Perpetual Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.
(g) “Dividend Determination Date” means, with respect to the Floating Rate Period, the second London Business Day immediately preceding the first day of the applicable Dividend Period.
(h) “Dividend Payment Date” has the meaning set forth in Section 3(a).
(i) “Dividend Period” has the meaning set forth in Section 3(a).

(j) “Dividend Record Date” has the meaning set forth in Section 3(a).
(k) “DTC” means The Depository Trust Company, together with its successors and assigns.
(l) “Federal Reserve” means the Board of Governors of the Federal Reserve System and its delegates.

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(m) “Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date to, but excluding, September 30, 2022.
(n) “Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date from, and including, September 30, 2022.
(o) “London Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.
(p) “Nonpayment Event” has the meaning specified in Section 7(b).
(q) “Original Issue Date” means the date on which shares of Series B Non-Cumulative Perpetual Preferred Stock are issued.
(r) “Preferred Director” has the meaning set forth in Section 7(b).
(s) “Preferred Stock” means any and all classes and series of preferred stock of the Corporation, including the Series B Non-Cumulative Perpetual Preferred Stock.
(t) “Redemption Price” means $25 per share of Series B Non-Cumulative Perpetual Preferred Stock, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, to, but excluding, the redemption date.
(u) A “Regulatory Capital Treatment Event” means the good faith determination by the Board or a duly authorized committee of the Board that, as a result of any (i) amendment to, or change (including any announced prospective amendment or change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the Original Issue Date; (ii) proposed change in those laws or regulations that is announced or becomes effective after the Original Issue Date; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Original Issue Date, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Value of all shares of Series B Non-Cumulative Perpetual Preferred Stock then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series B Non-Cumulative Perpetual Preferred Stock is outstanding.
(v) “Reuters Screen LIBOR01” means the display designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).
(w) “Standard Provisions - Series B Non-Cumulative Perpetual Preferred Stock” means these Standard Provisions - Series B Non-Cumulative Perpetual Preferred Stock that form a part of the Certificate of Designation relating to the Series B Non-Cumulative Perpetual Preferred Stock.
(x) “Three-month LIBOR” means, with respect to any Floating Rate Period, the rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period that appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on the Dividend Determination Date for such Floating Rate Period.
If no such rate appears, the Calculation Agent shall request the principal London offices of each of four major reference banks in the London interbank market, selected by the Calculation Agent as directed by the Corporation, to provide the Calculation Agent with its offered quotation at approximately 11:00, a.m., London time, on such Dividend Determination Date for deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, to prime banks in the London interbank market and in a principal amount that is

EXHIBIT 3.1

representative of a single transaction in U.S. dollars in that market at that time. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001 of 1%).
If fewer than two such quotations are provided as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m., New York City time, on such Dividend Determination Date by three major banks in the City of New York, selected by the Calculation Agent as directed by the Corporation, for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time.
If fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period determined on the Dividend Determination Date shall be the Three-month LIBOR in effect for the immediately preceding Floating Rate Period or, if there was no such preceding Floating Rate Period, the dividend payable will be based on the Applicable Dividend Rate relating to the Fixed Rate Period.
(y) “Voting Parity Stock” means, with regard to any matter as to which the holders of Series B Non-Cumulative Perpetual Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Certificate of Designation, any and all classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of the Series B Non-Cumulative Perpetual Preferred Stock shall be entitled to receive, on each share of Series B Non-Cumulative Perpetual Preferred Stock, if, when and as declared by the Board, or any duly authorized committee of the Board, but only out of legally available assets, non-cumulative cash dividends. Dividends are not mandatory. Such dividends shall not be cumulative and shall be payable quarterly, in arrears, on the 30th day of March, June, September and December of each year, beginning on September 30, 2017 (each such date, a “Dividend Payment Date”). Dividends on the Series B Non-Cumulative Perpetual Preferred Stock shall accrue on the Liquidation Value per share of Series B Non-Cumulative Perpetual Preferred Stock at the Applicable Dividend Rate. A “Dividend Period” is the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date. Any dividend payable on Series B Non-Cumulative Perpetual Preferred Stock in respect of any Dividend Period will be computed by the Calculation Agent (i) in respect of the Fixed Rate Period, on the basis of a 360-day year consisting of twelve 30-day months and (ii) in respect of the Floating Rate Period, on the basis of a 360-day year and the actual number of days in such Dividend Period. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. If any Dividend Payment Date applicable to a Fixed Rate Period is not a Business Day, then the related payment of dividends will be made on the next succeeding Business Day, and no additional dividends will accrue on any payment. If any Dividend Payment Date applicable to a Floating Rate Period is not a Business Day, then such Dividend Payment Date will be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Dividend Payment Date will be the immediately preceding Business Day, and, in any case, dividends will accrue to, but excluding, the applicable Business Day.

EXHIBIT 3.1

The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series B Non-Cumulative Perpetual Preferred Stock. The Calculation Agent’s determination of the Applicable Dividend Rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Corporation’s principal offices and will be available to any holder of Series B Non-Cumulative Perpetual Preferred Stock upon request and will be final and binding in the absence of manifest error. The Corporation may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Corporation shall use its best efforts to ensure that there is, at all relevant times when the Series B Non-Cumulative Perpetual Preferred Stock is outstanding, an entity appointed and serving as such agent. The Calculation Agent may be an entity affiliated with the Corporation.
Dividends that are payable on the Series B Non-Cumulative Perpetual Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series B Non-Cumulative Perpetual Preferred Stock as they appear on the books of the Corporation on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board or any duly authorized committee of the Board (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series B Non-Cumulative Perpetual Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B Non-Cumulative Perpetual Preferred Stock as specified in this Section 3. If the Board (or a duly authorized committee of the Board) does not declare a full dividend on the Series B Non-Cumulative Perpetual Preferred Stock in respect of a Dividend Period before the related Dividend Payment Date, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the applicable Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board (or a duly authorized committee of the Board) declares a dividend for any future Dividend Period with respect to the Series B Non-Cumulative Perpetual Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(b) Priority of Dividends. So long as any share of Series B Non-Cumulative Perpetual Preferred Stock remains outstanding, unless the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series B Non-Cumulative Perpetual Preferred Stock, (A) no dividend or distribution shall be declared, paid or set aside for payment on any Junior Stock (other than (1) a dividend payable solely in Junior Stock or warrants, options or other rights which are exercisable for or convertible into Junior Stock, or (2) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under such plan); (B) no Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of any reclassification of Junior Stock for or into other Junior Stock, (2) the exchange or conversion of Junior Stock for or into other Junior Stock, (3) through the use of the proceeds of a substantially contemporaneous sale of other Junior Stock, (4) purchases, redemptions or other acquisitions of Junior Stock in connection with any employee contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants of the Corporation, (5) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of its business, (6) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock

EXHIBIT 3.1

repurchase plan, (7) purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians; and (C) no Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Non-Cumulative Perpetual Preferred Stock and any Parity Stock, (2) as a result of a reclassification of any Parity Stock for or into other Parity Stock, (3) the exchange or conversion of any Parity Stock for or into other Parity Stock or Junior Stock, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, (5) purchases of shares of Parity Stock pursuant to a contractually binding requirement to buy Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan, (6) purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market making, stabilization or customer facilitation transactions in Parity Stock in the ordinary course of business, (8) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of its subsidiaries of record ownership in Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of its subsidiaries), including as trustees or custodians. No monies shall be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.
If dividends are not paid in full on the shares of Series B Non-Cumulative Perpetual Preferred Stock and any shares of Parity Stock, dividends may be declared and paid on the Series B Non-Cumulative Perpetual Preferred Stock and all such Parity Stock on a proportional basis so that the amount of dividends declared per share shall bear to each other the same ratio that accrued dividends for the then current Dividend Period per share of the Series B Non-Cumulative Perpetual Preferred Stock and accrued dividends, including any accumulations, on any Parity Stock bear to each other.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board or any duly authorized committee of the Board, may be declared and paid on the Common Stock and any other Junior Stock or Parity Stock, from time to time out of any assets legally available for such payment, and the holders of the Series B Non-Cumulative Perpetual Preferred Stock shall not be entitled to participate in any such dividends. Holders of Series B Non-Cumulative Perpetual Preferred Stock shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.
Dividends on the Series B Non-Cumulative Perpetual Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including the applicable capital adequacy guidelines of the Federal Reserve or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.
Section 4. Liquidation Rights.

EXHIBIT 3.1

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Non-Cumulative Perpetual Preferred Stock shall be entitled to receive the Liquidation Preference for each share of Series B Non-Cumulative Perpetual Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, and subject to the rights of holders of any securities ranking senior to Series B Non-Cumulative Perpetual Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other capital stock of the Corporation ranking junior to Series B Non-Cumulative Perpetual Preferred Stock as to such distribution. After payment of the full amount of such liquidation distribution, the holders of Series B Non-Cumulative Perpetual Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.
(b) Partial Payment. If in any distribution described in Section 4(a) above, the assets of the Corporation or the proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series B Non-Cumulative Perpetual Preferred Stock as to such distribution, holders of Series B Non-Cumulative Perpetual Preferred Stock and the holders of such other capital stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.
(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series B Non-Cumulative Perpetual Preferred Stock and the corresponding amounts payable with respect of any other capital stock of the Corporation ranking equally with Series B Non-Cumulative Perpetual Preferred Stock as to such distribution have been paid in full, the holders of Junior Stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, neither the sale, conveyance, exchange or transfer (whether for cash, securities or other property) of all or substantially all of the assets or business of the Corporation nor the merger or consolidation of the Corporation with or into any other corporation or other entity, or by another entity with or into the Corporation, whether for cash, securities or other property, individually or as part of a series of transactions, including a merger or consolidation in which the holders of Series B Non-Cumulative Perpetual Preferred Stock receive cash, securities or property for their shares, shall constitute a liquidation, dissolution or winding up of the Corporation.
Section 5. Redemption.
(a) Optional Redemption. Except as provided below, the Series B Non-Cumulative Perpetual Preferred Stock may not be redeemed. On and after September 30, 2022, the Corporation may, at its option, on any Dividend Payment Date, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series B Non-Cumulative Perpetual Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at the Redemption Price.
Notwithstanding the foregoing, within 90 days of the occurrence of a Regulatory Capital Treatment Event, the Corporation may, at its option, subject to the prior approval of the Federal Reserve or other Appropriate Federal Banking Agency, if required, upon notice given as provided in Section 5(c) below, redeem, all (but not less than all) of the shares of Series B Non-Cumulative Perpetual Preferred Stock at the time outstanding at the Redemption Price.

EXHIBIT 3.1

The Redemption Price for any shares of Series B Non-Cumulative Perpetual Preferred Stock shall be payable on the date fixed for redemption to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price on the dated fixed for redemption but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Series B Non-Cumulative Perpetual Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series B Non-Cumulative Perpetual Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Non-Cumulative Perpetual Preferred Stock.
(c) Notice of Redemption. Notice of every redemption of shares of Series B Non-Cumulative Perpetual Preferred Stock shall be given to the holders of record of the shares to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation (provided that, if Series B Non-Cumulative Perpetual Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed (or otherwise given as permitted by DTC) not less than 30 days nor more than 60 days prior to the date fixed for redemption. Any notice mailed (or otherwise given as permitted by DTC) as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail (or otherwise as permitted by DTC), or any defect in such notice or in the mailing (or other method of giving such notice as permitted by DTC) thereof, to any holder of shares of Series B Non-Cumulative Perpetual Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Non-Cumulative Perpetual Preferred Stock. Each notice of redemption given to a holder shall state: (1) the date fixed for redemption; (2) the number of shares of the Series B Non-Cumulative Perpetual Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; (4) if the shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in certificated form, the place or places where the certificates, if any, evidencing shares of Series B Non-Cumulative Perpetual Preferred Stock are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Series B Non-Cumulative Perpetual Preferred Stock to be redeemed shall cease to accrue on the date fixed for redemption.
(d) Partial Redemption. In case of any redemption of only part of the shares of Series B Non-Cumulative Perpetual Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, and to the prior approval of the Federal Reserve or other applicable Appropriate Federal Banking Agency, the Board or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Non-Cumulative Perpetual Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate (if the shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in certificated form) are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the date fixed for redemption specified in the notice, all funds necessary for the redemption have been deposited by the Corporation, separate and apart from its other assets, in trust for the benefit of the holders of the shares of Series B Non-Cumulative Perpetual Preferred Stock called for redemption, with a bank or trust company doing business in

EXHIBIT 3.1

the Borough of Manhattan, City of New York, and having a capital and surplus of at least $500 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate (if the shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in certificated form) for any share so called for redemption has not been surrendered for cancellation, whether or not the shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in certificated form, on and after the date fixed for redemption dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such date fixed for redemption cease and terminate, except only the right of the holders thereof to receive the Redemption Price from such bank or trust company out of the funds so deposited, without interest. The Corporation shall then be entitled to receive, from time to time, from the date fixed for redemption any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the date fixed for redemption shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series B Non-Cumulative Perpetual Preferred Stock called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest thereon.
(f) Status of Redeemed Shares. Shares of Series B Non-Cumulative Perpetual Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock, provided that any such cancelled shares of Series B Non-Cumulative Perpetual Preferred Stock may be reissued only as shares of any class or series of Preferred Stock other than Series B Non-Cumulative Perpetual Preferred Stock.
(g) Regulatory Approval. Any redemption of the Series B Non-Cumulative Perpetual Preferred Stock may be subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series B Non-Cumulative Perpetual Preferred Stock or, as and if applicable, the capital adequacy guidelines or regulations of any successor or other Appropriate Federal Banking Agency.
Section 6. No Conversion Rights. Holders of shares of Series B Non-Cumulative Perpetual Preferred Stock shall have no right to exchange or convert such shares into any other class or series of the Corporation’s securities.
Section 7. Voting Rights.
(a) General. The holders of Series B Non-Cumulative Perpetual Preferred Stock shall not have any voting rights except as set forth below or as required by law.
(b) Preferred Directors. If and whenever, at any time or times, dividends payable on the shares of Series B Non-Cumulative Perpetual Preferred Stock or Voting Parity Stock have not been paid for an aggregate amount equal to the amount of dividends payable on the Series B Non-Cumulative Perpetual Preferred Stock for at least six quarterly Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Series B Non-Cumulative Perpetual Preferred Stock, with holders of any Voting Parity Stock outstanding at the time, voting together as a class based on respective liquidation preferences, shall have the right to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”), provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and provided further that the Board shall at no time include more than two Preferred

EXHIBIT 3.1

Directors, to fill such newly created directorships at the Corporation’s next annual meeting of shareholders (or at a special meeting called at the request of the holders of at least 20% of the Series B Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose prior to such next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)) and at each subsequent annual meeting of shareholders until all full dividends have been declared and paid on the Series B Non-Cumulative Perpetual Preferred Stock and all Voting Parity Stock then outstanding for at least one year after the Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event. Such request to call a special meeting for the initial election of Preferred Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series B Non-Cumulative Perpetual Preferred Stock or other Voting Parity Stock, and delivered to the Corporate Secretary of the Corporation in such manner as provided herein, or as may otherwise be required by law. When dividends have been declared and paid in full on the Series B Non-Cumulative Perpetual Preferred Stock for at least one year after a Nonpayment Event, then the right of the holders of Series B Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of Voting Parity Stock have similarly terminated. In addition, if and when the rights of holders of Series B Non-Cumulative Perpetual Preferred Stock terminate under circumstances described in Section 5 hereof, the right of the holders of Series B Non-Cumulative Perpetual Preferred Stock to elect the Preferred Directors shall cease along with the other rights (except, if applicable, the right to receive the Redemption Price), and the Preferred Directors shall cease to be qualified as directors, the term of office of any Preferred Director then in office shall terminate immediately and the Corporation’s authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto, assuming that the rights of holders of Voting Parity Stock have similarly terminated. Any Preferred Director may be removed at any time, with or without cause by a majority of the outstanding shares of Series B Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences. So long as a Nonpayment Event may continue, if the office of any Preferred Director becomes vacant (other than prior to the initial election of the Preferred Directors) for any reason, the remaining Preferred Director may choose, by means of written consent, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred, or if none remains in office, by a vote of the holders of a majority of the outstanding shares of Series B Non-Cumulative Perpetual Preferred Stock and any Voting Parity Stock, voting together as a class based on respective liquidation preferences provided that the election of any such Preferred Director shall not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Director may be taken only at a special meeting called at the request the holders of at least 20% of the Series B Non-Cumulative Perpetual Preferred Stock or any other series of Voting Parity Stock for that purpose (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Directors shall each be entitled to one vote per director on any matter.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Series B Non-Cumulative Perpetual Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Certificate, the vote or consent of the holders of at least 66 2/3% of the shares of the Series B Non-Cumulative

EXHIBIT 3.1

Perpetual Preferred Stock at the time outstanding, voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate, including the Certificate of Designation, to create, issue, authorize or increase the authorized amount of any class or series of capital stock of the Corporation ranking senior to the Series B Non-Cumulative Perpetual Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, distribution or winding-up of the Corporation, or to issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such class or series of capital stock;
(ii) Amendment, Alteration or Repeal of Series B Non-Cumulative Perpetual Preferred Stock. Any amendment, alteration or repeal of the Certificate or the Certificate of Designation, whether by merger, consolidation, or otherwise, so as to adversely affect the special powers, preferences, privileges or rights of the Series B Non-Cumulative Perpetual Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series B Non-Cumulative Perpetual Preferred Stock, the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Corporation or a merger or consolidation of the Corporation with or into another entity, unless in each case the shares of Series B Non-Cumulative Perpetual Preferred Stock (x) remain outstanding or (y) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series B Non-Cumulative Perpetual Preferred Stock immediately prior to such consummation;
provided, however, that for all purposes of this Section 7(c), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any class or series of capital stock, that by its terms expressly provides that it ranks pari passu with the Series B Non-Cumulative Perpetual Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series B Non-Cumulative Perpetual Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in Section 7(c) would adversely affect one or more but not all series of Voting Parity Stock (including the Series B Non-Cumulative Perpetual Preferred Stock for this purpose), then only such series of Voting Parity Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class based on respective liquidation preferences in lieu of all other series of Voting Parity Stock. If all series of Voting Parity Stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required the approval of the holders of at least 66 2/3% of the shares of each series, voting as separate classes, that will have a diminished status.
(d) Changes after Provision for Redemption. No vote or consent of the holders of Series B Non-Cumulative Perpetual Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when the act with respect to which any such vote or consent would otherwise be required pursuant to such Section shall be effected, all outstanding shares of the Series B Non-Cumulative Perpetual Preferred Stock shall have been

EXHIBIT 3.1

redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.
(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series B Non-Cumulative Perpetual Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate, the By-laws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series B Non-Cumulative Perpetual Preferred Stock is listed or traded at the time.
Section 8. No Preemptive Rights. No share of Series B Non-Cumulative Perpetual Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series B Non-Cumulative Perpetual Preferred Stock may deem and treat the record holder of any share of Series B Non-Cumulative Perpetual Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 10. Notices. All notices or communications in respect of Series B Non-Cumulative Perpetual Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, and, with respect to any redemption thereof, not less than 30 days nor more than 60 days prior to the date fixed for such redemption, or if given in such other manner as may be permitted in these Certificate of Designation, in the Certificate or By-laws or by applicable law. Notwithstanding the foregoing, if shares of Series B Non-Cumulative Perpetual Preferred Stock are issued in book-entry form through DTC or any similar facility, such notices may be given to the holders of Series B Non-Cumulative Perpetual Preferred Stock in any manner permitted by DTC or such facility.
Section 11. Certificates. The Corporation may at its option issue shares of Series B Non-Cumulative Perpetual Preferred Stock without certificates. If certificated, the Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
Section 12. Transfer Agent and Registrar. The Corporation shall appoint a transfer agent for the Series B Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. The Corporation shall appoint a registrar for the Series B Non-Cumulative Perpetual Preferred Stock. The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

EXHIBIT 3.1

Section 13. Other Rights. The shares of Series B Non-Cumulative Perpetual Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate or as provided by applicable law.